UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 22, 2010

QUICKSILVER RESOURCES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-14837 (Commission File Number)	75-2756163 (IRS Employer Identification No.)

777 West Rosedale Street
Fort Worth, Texas 76104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.  Entry Into a Material Definitive Agreement

On July 22, 2010, Quicksilver Resources Inc. (“Quicksilver”) and its wholly-owned subsidiaries Cowtown Gas Processing L.P. and Cowtown Pipeline L.P. (the “Selling Subsidiaries”) entered into a Purchase Agreement (the “Purchase Agreement”) with First Reserve Crestwood Holdings LLC (“Buyer”), a newly formed acquisition subsidiary owned by Crestwood Midstream Partners II, LLC (“Crestwood”).  Crestwood is a portfolio company of First Reserve Corporation (“First Reserve”).  Pursuant to the terms and conditions of the Purchase Agreement, Quicksilver, through the Selling Subsidiaries, will sell to Buyer all of its interests in Quicksilver Gas Services LP (“KGS”), including 100% of its interests in KGS’ general partner and all of its common units, subordinated units, general partner units and incentive distribution rights. Buyer will also purchase from Quicksilver the Subordinated Promissory Note, dated August 10, 2007, issued by KGS to Quicksilver.  In exchange, Quicksilver will receive $701 million in cash at closing and up to $72 million in future earn-out payments.  The transaction will result in the elimination of approximately $228 million of consolidated debt associated with KGS from Quicksilver’s balance sheet.

Closing of the transaction is subject to customary conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, absence of certain governmental restraints and absence of a material adverse effect on the business of KGS.

In connection with the transaction, First Reserve has agreed to fund the full amount to be paid by Buyer at closing, cause Buyer to perform its obligations under the Purchase Agreement and be responsible for any damages incurred by Quicksilver as a result of a breach of the Purchase Agreement by Buyer.

Between signing and closing, Quicksilver is prohibited from soliciting alternative transactions with respect to a sale of its interests in KGS, but under certain circumstances is permitted to respond to, and negotiate with a third party making an unsolicited offer that the Quicksilver Board of Directors reasonably believes would be expected to lead to a “Superior Proposal” (as defined in the Purchase Agreement).  Quicksilver can terminate the Purchase Agreement to enter into a Superior Proposal so long as Quicksilver complies with certain notice and other specified conditions set forth in the Purchase Agreement and pays Buyer a termination fee of $23,340,000 plus Buyer’s expenses up to a specified limit.

Under the Purchase Agreement, for a period of two years after the closing, Quicksilver has agreed not to solicit employees of KGS and not to compete with KGS with respect to gathering, treating and processing of natural gas and the transportation of natural gas liquids in Denton, Hood, Somervell, Johnson, Tarrant, Parker, Bosque and Erath counties in Texas.  Quicksilver will be entitled to appoint a director to the Board of Directors of KGS’ general partner until the later of the second anniversary of the closing and such time as Quicksilver ceases to purchase goods and services from KGS which generate revenues constituting 50% or more of the consolidated revenues of KGS and its subsidiaries in any fiscal year.

The Purchase Agreement also obligates each party to indemnify the other for certain matters, subject to certain limitations as set forth in the Purchase Agreement.

In connection with the closing, Quicksilver will enter into an agreement to provide transitional services to KGS on a temporary basis post-closing on customary terms.  Quicksilver and KGS will also enter into an agreement for the joint development of areas governed by certain of their existing commercial agreements and amend certain of their existing commercial agreements.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms and conditions of which are incorporated herein by reference.  The Purchase Agreement has been included to provide investors and security holders with information regarding its terms.  It is not intended to provide any other financial information about Quicksilver, KGS, or any of their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Quicksilver, KGS or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by Quicksilver or KGS.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

2.1	Purchase Agreement dated as of July 22, 2010 among First Reserve Crestwood Holdings LLC, Cowtown Gas Processing L.P., Cowtown Pipeline L.P. and Quicksilver Resources Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

Date:  July 23, 2010

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Purchase Agreement dated as of July 22, 2010 among First Reserve Crestwood Holdings LLC, Cowtown Gas Processing L.P., Cowtown Pipeline L.P. and Quicksilver Resources Inc.